    As filed with the Securities and Exchange Commission on April 28, 2000.

                                                           Registration No. 333-

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                         CHECKFREE HOLDINGS CORPORATION
             (Exact name of Registrant as specified in its charter)

               Delaware                                     58-2360335
    (State or other jurisdiction                        (I.R.S. Employer
   of incorporation or organization)                   Identification No.)

                           4411 East Jones Bridge Road
                             Norcross, Georgia 30092
              (Address of Registrant's principal executive offices)

                             ----------------------

                           BLUEGILL TECHNOLOGIES, INC.
                              AMENDED AND RESTATED
                        1998 INCENTIVE AND NON-QUALIFIED
                                STOCK OPTION PLAN
                            (Full Title of the Plan)

                             ----------------------

                               Peter F. Sinisgalli
                      President and Chief Operating Officer
                         CheckFree Holdings Corporation
                           4411 East Jones Bridge Road
                             Norcross, Georgia 30092
                                 (678) 375-3000
            (Name, address and telephone number of agent for service)

                             ----------------------

                          Copies of Correspondence to:
                             Robert J. Tannous, Esq.
                       Porter, Wright, Morris & Arthur LLP
                              41 South High Street
                              Columbus, Ohio 43215

                             ----------------------

                         CALCULATION OF REGISTRATION FEE

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                                    Proposed Maximum       Proposed Maximum           Amount of
Title of Securities           Amount to be           Offering Price       Aggregate Offering        Registration
to be Registered               Registered              Per Share                Price*                  Fee*
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common stock,
$.01 par value......             591,796                 $30.63               $18,126,712              $4,786
------------------------- ---------------------- ----------------------- ---------------------- ----------------------


* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based upon the average of the high and low prices of CheckFree Holdings Corporation Common Stock as reported on the Nasdaq National Market on April 24, 2000.

This Registration Statement shall be deemed to cover an indeterminate number of additional shares of CheckFree Holdings Corporation Common Stock, $.01 par value, as may be issuable pursuant to future stock dividends, stock splits or similar transactions.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The documents containing the information concerning the BlueGill Technologies, Inc. Amended and Restated 1998 Incentive and Non-Qualified Stock Option Plan, specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). These documents are not filed as part of this registration statement in accordance with the Note to Part I of the Form S-8 Registration Statement.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information by reference to you by referring you to those documents. The information incorporated by reference is considered to be a part of this registration statement, and information that we later file with the Commission will automatically update and supersede this information. Accordingly, we incorporate by reference the following documents we filed with the Commission pursuant to the Securities Exchange Act of 1934 (Commission File Number 0-26802):

         - Our Annual Report on Form 10-K for the year ended June 30, 1999 (filed September 27, 1999);

         - Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 1999 (filed November 15, 1999) and December 31, 1999 (filed February 10, 2000);

         - Our Current Reports on Form 8-K dated November 29, 1999 (filed December 2, 1999), dated December 20, 1999 (filed December 23,
                  1999), dated January 11, 2000 (filed January 11, 2000), dated February 15, 2000 (filed February 17, 2000), dated March
                  16, 2000 (filed March 22, 2000, amended on April 27, 2000),
                  March 28, 2000 (filed March 28, 2000), April 2, 2000
                  (filed April 3, 2000) and April 27, 2000 (filed April 27,
                  2000);

         - Our Definitive Proxy Statement for our Annual Meeting of Stockholders held on November 4, 1999 (filed October 8, 1999); and

         - The description of our common stock contained in our Form 8-A (File No. 0-26802), as amended or updated; and

         - All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and before the offering of our common stock under the BlueGill Amended and Restated 1998 Incentive and Non-Qualified Stock Option Plan thereby is completed (other than portions of such documents described in paragraphs (i), (k), and (l) of Item 402 of Regulation S-K promulgated by the Commission).

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Delaware law, our certificate of incorporation and our bylaws contain provisions relating to the limitation of liability and indemnification of our directors and officers. We describe these provisions below.

         Under Section 145 of Delaware General Corporation Law, indemnification of any person who is or was a party or threatened to be made so in any action by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or was serving as such of another corporation or enterprise at the request of the corporation is permitted against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the indemnified person in such proceeding where:

         - the indemnified person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation;

         - in criminal actions, where he or she had no reasonable cause to believe his conduct was unlawful; and

         - in lawsuits brought by or on behalf of the corporation, if the standards of conduct described above are met, except that no indemnification is permitted in respect to any matter in which the person is adjudged to be liable to the corporation unless a court shall determine that indemnification is fair and reasonable in view of all the circumstances of the case.

         Indemnification against expenses, including attorneys' fees, actually and reasonably incurred by directors, officers, employees, and agents is required in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of a lawsuit of the type described above. In cases where indemnification is permissive, a determination as to whether the person met the applicable standard of conduct must be made, unless ordered by a court, by majority vote of the disinterested directors, by a committee of the disinterested directors designated by a majority vote of such directors, even though less than a quorum, by independent legal counsel, or by the stockholders. Such indemnification rights are specifically not deemed to be exclusive of other rights of indemnification by agreement or otherwise and the corporation is authorized to advance expenses incurred prior to the final disposition of a matter upon receipt of an undertaking to repay such amounts on a determination that indemnification was not permitted in the circumstances of the case.

         Our certificate of incorporation provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors to the fullest extent permitted by Delaware law. Existing Delaware law permits the elimination of limitation of directors' personal liability to us or our shareholders for monetary damages for breach of their fiduciary directors, except for:

         - any breach of a director's duty of loyalty to us or our stockholders;

         - acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

         - any transaction for which a director derived improper personal benefits;

         -        the unlawful payment of dividends; and

         -        unlawful stock repurchases or redemptions.

         Because of these exculpation provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or that otherwise violate their fiduciary duties as directors, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are not available to stockholders, stockholders may not have an effective remedy against a director in connection with the director's conduct.

         Our bylaws also provide that we will indemnify and hold harmless any person who was or is a party or is threatened to be a party to, or is involved in, any threatened, pending or completed civil, criminal, administrative, or investigative action, suit, or proceeding by reason of the fact that the person:

         -        is or was one of our directors or officers; or

         - is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise or as a member of any committee or similar body to the fullest extent permitted by Delaware law.

         We will also pay the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law. This right to indemnification will be a contract right. We may, by action of our board, provide indemnification to our employees and agents to the extent and to the effect that our board determines to be appropriate and authorized by Delaware law. In determining the right to indemnification under our bylaws, we have the burden of proof that the indemnitee has not met the applicable standard of conduct. If successful in whole or in part in such a proceeding, the indemnitee is entitled to be indemnified for all reasonable expenses incurred in connection with such proceeding.

         If any provision of our bylaws relating to indemnification is held invalid, illegal, or unenforceable, the remaining provisions shall not be affected. An indemnitee also may elect, as an alternative to the indemnification provisions provided in the bylaws, to follow procedures authorized by Delaware law. The bylaws provide specific procedure for the advancement of expenses and for the determination of entitlement to indemnification, as follows:

         - entitlement to indemnification shall be determined by a majority vote of disinterested directors, by a written opinion of independent counsel under certain circumstances, by our stockholders, if a majority of the disinterested directors determine the issue should be submitted to the stockholders, or, if none of the person empowered to make a determination have been appointed and have made a determination within 60 days after the receipt of a request for indemnification, the indemnitee is deemed to be entitled to indemnification unless the indemnitee misrepresented or omitted a material fact in making or supporting his request for indemnification or the indemnification is prohibited by law; and

         - the termination of an action by judgment, order, settlement, or conviction or upon a plea of nolo contendere does not adversely affect the right of an indemnitee to indemnification or create any presumption with respect to any standard of conduct. An indemnitee is entitled to indemnification for expenses if he is successful on the merits, if the action is terminated without a determination of liability on the part of the indemnitee, or if the indemnitee was not then a party to the action. An indemnitee who is not to be entitled to indemnification may appeal such determination either though the courts or by arbitration.

         We intend to purchase and maintain insurance on behalf of any person who:

         - is or was one of our directors, officers, employees, or agents; or

         - is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against and incurred by the person in any such capacity, or arising out of the person's status as such, whether or not we would have the power or obligation to indemnify the person against such liability under our bylaws.

         We have entered into indemnification contracts with our directors and certain officers which provide that such directors and officers will be indemnified to the fullest extent provided by Delaware Law by reason of the fact that they were a director, officer, employee, or agent, of ours, or were serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

         No indemnity will be provided under such indemnification contracts:

         - except to the extent that the aggregate losses to be indemnified pursuant thereto exceed the amount for which the indemnitee is indemnified pursuant to any directors and officers liability insurance purchased and maintained by us;

         - in respect to remuneration paid to an indemnitee if it shall be determined by a final judgment that such remuneration was in violation of law;

         - on account of any suit in which judgment is rendered against an indemnitee for an accounting of profits made from the purchase or sale by indemnitee of our securities pursuant to the provision so Section 16(b) of the Securities Exchange Act of 1934 or similar provisions of any state or local law;

         - on account of the indemnitee's act or omission being finally adjudged to have been not in good faith or involving intentional misconduct or a knowing violation of law; or

         - if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

         Under the BlueGill Technologies, Inc. Amended and Restated 1998 Incentive and Non-Qualified Stock Option Plan, no member of our board, or no member of our stock option and compensation committee appointed by our board, shall be liable for any good faith determination, act or failure to act in connection with the Plan or any option granted thereunder.

         This discussion of our restated certificate of incorporation, by-laws, indemnification agreements, and of Section 145 of Delaware Law is not intended to be exhaustive and is respectively qualified in its entirety by such certificate of incorporation, by-laws, agreements, and Delaware law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         Exhibit                                 Exhibit
         Number                                Description
         ------                                -----------

          4(a)       *         BlueGill Technologies, Inc. Amended and Restated  1998 Incentive and Non-Qualified
                               Stock Option Plan.

          4(b)                 Restated Certificate of Incorporation of the Company. (Exhibit 3(a) to the Current
                               Report on Form 8-K, dated December 22, 1997, filed with the Securities and
                               Exchange Commission on December 30, 1997, and
                               incorporated herein by reference).

          4(c)                 By-Laws of the Company. (Exhibit 3(b) to the Current Report on Form 8-K, dated
                               December 22, 1997, filed with the Securities and Exchange Commission on
                               December 30, 1997, and incorporated herein by reference).

          5          *         Opinion of Porter, Wright, Morris & Arthur LLP regarding legality.

          23.1                 Consent of Porter, Wright Morris & Arthur LLP (included in Exhibit 5 filed herein).

          23.2       *         Consent of Deloitte & Touche LLP.

          23.3       *         Consent of Deloitte & Touche LLP.

          23.4       *         Consent of Arthur Andersen LLP.

          24         *         Power of Attorney.

          ----------------------
          * Filed with this Registration Statement

ITEM 9.  UNDERTAKINGS

         We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed what was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant tot he foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on April 28, 2000.

                                                      CHECKFREE HOLDINGS CORPORATION

                                                      By: /s/ Allen L. Shulman
                                                          -----------------------------------------------------------
                                                          Allen L. Shulman, Executive Vice President, Chief Financial
                                                          Officer, and General Counsel

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

              SIGNATURE                                   TITLE                                      DATE

               * Peter J. Kight              Chairman of the Board of Directors         )        April 28, 2000
--------------------------------------       and Chief Executive Officer                )
              Peter J. Kight                 (Principal Executive Officer)              )
                                                                                        )
               * Mark A. Johnson             Vice Chairman and Director                 )        April 28, 2000
--------------------------------------                                                  )
             Mark A. Johnson                                                            )
                                                                                        )
                *Allen L. Shulman            Executive Vice President, Chief            )        April 28, 2000
--------------------------------------       Financial Officer and General Counsel      )
             Allen L. Shulman                (Principal Financial Officer)              )
                                                                                        )
               *Gary A. Luoma, Jr.           Vice President, Chief Accounting           )        April 28, 2000
--------------------------------------       Officer and Assistant Secretary            )
            Gary A. Luoma, Jr.               (Principal Accounting Officer)             )
                                                                                        )
               *George R. Manser             Director                                   )        April 28, 2000
--------------------------------------                                                  )
            George R. Manser                                                            )
                                                                                        )
                *Eugene F. Quinn             Director                                   )        April 28, 2000
--------------------------------------                                                  )
             Eugene F. Quinn                                                            )
                                                                                        )
                *Jeffrey M. Wilkins          Director                                   )        April 28, 2000
--------------------------------------                                                  )
             Jeffrey M. Wilkins                                                         )
                                                                                        )
                                                                                        )
               *William P. Boardman          Director                                   )        April 28, 2000
--------------------------------------                                                  )
            William P. Boardman                                                         )

*By:       /s/ Curtis A. Loveland
      --------------------------------
       Curtis A. Loveland, attorney-in-fact
       for each of the persons indicated

                             REGISTRATION NO. 333 --




                             ----------------------




                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                             ----------------------


                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                             ----------------------


                         CHECKFREE HOLDINGS CORPORATION


                             ----------------------

                                    EXHIBITS

                             ----------------------

                                  EXHIBIT INDEX



         Exhibit                                 Exhibit
         Number                                Description
         ------                                -----------

          4(a)       *         BlueGill Technologies, Inc. Amended and Restated 1998 Incentive and Non-
                               Qualified Stock Option Plan.

          4(b)                 Restated Certificate of Incorporation of the Company. (Exhibit 3(a) to the Current
                               Report on Form 8-K, dated December 22, 1997, filed with the Securities and Exchange
                               Commission on December 30, 1997, and incorporated herein by reference).

          4(c)                 By-Laws of the Company. (Exhibit 3(b) to the Current Report on Form 8-K, dated December
                               22, 1997, filed with the Securities and Exchange Commission on December 30, 1997, and
                               incorporated herein by reference).

          5          *         Opinion of Porter, Wright, Morris & Arthur LLP regarding legality.

          23.1                 Consent of Porter, Wright Morris & Arthur LLP (included in Exhibit 5 filed herein).

          23.2       *         Consent of Deloitte & Touche LLP.

          23.3       *         Consent of Deloitte & Touche LLP.

          23.4       *         Consent of Arthur Andersen LLP.

          24         *         Power of Attorney.

          --------------
          * Filed with this Registration Statement